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CKE RESTAURANTS, INC. REPORTS FIRST QUARTER NET INCOME OF $16.2 MILLION, OR $0.23 PER DILUTED
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Income Before Taxes of $27.0 Million versus $16.6 Million in the Prior Year

CARPINTERIA, Calif. — June 26, 2006 —CKE Restaurants, Inc. (NYSE:CKR) announced today first quarter results and the filing of its Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the sixteen weeks ended May 22, 2006.

First Quarter Highlights

•	First quarter net income was $16.2 million or $0.23 per diluted share, versus $16.0 million, or $0.24 per diluted share in the prior year quarter. This year’s results include $10.8 million in income tax expense versus $0.6 million in the prior year quarter. The $10.8 million in tax expense for the current quarter includes $10.0 million of deferred income taxes primarily related to the utilization of net operating loss and tax credit carryforwards.

•	First quarter income before taxes grew to $27.0 million, a $10.3 million, or 62.0 percent increase, over the prior year quarter. This year’s pretax results include stock compensation expense of $1.8 million, while no comparable expense was recorded in the prior year quarter.

•	First quarter operating income was $33.6 million for the current year quarter, an increase of $10.5 million over the prior year quarter’s operating income of $23.1 million.

•	Same-store sales increased 5.6 percent at both Carl’s Jr.® and Hardee’s® company-operated restaurants, compared to the prior year quarter.

•	Restaurant operating costs at Carl’s Jr. company-operated stores declined 300 basis points, compared to the prior year quarter, to 75.1 percent of company-operated revenue. The improvement was primarily due to improved fixed cost leverage as a result of higher same-store sales, lower direct labor expense and reduced workers’ compensation claims expense.

•	Restaurant operating costs at Hardee’s company-operated stores declined 380 basis points, compared to the prior year quarter, to 82.0 percent of company-operated revenue. The improvement was primarily due to reduced occupancy and direct labor expense as a result of higher same-store sales, as well as lower food costs.

•	Average unit volumes for the trailing thirteen periods increased to $1,365,000 and $892,000 at company-operated Carl’s Jr. and Hardee’s restaurants, respectively.

•	Consolidated revenue for the current year quarter was $488.6 million, a 4.9 percent increase from the prior year quarter.

•	For the sixteen weeks ended May 22, 2006, the Company generated earnings before interest, taxes, depreciation and amortization and facility action charges (“Adjusted EBITDA”) of $55.2 million. For the trailing four fiscal quarters, the Company generated Adjusted EBITDA of $162.5 million. The trailing results include an $11.0 million charge to purchase stock options from the Company’s former Chairman, which has not been added back to earnings in the preceding calculation.

•	Fully diluted shares outstanding for the sixteen weeks ended May 22, 2006, were 73.2 million.

Executive Commentary

Andrew F. Puzder, president and chief executive officer, said,

“We are pleased to report net income of $16.2 million for the first quarter, an improvement over the prior year’s result despite a pre-tax stock compensation expense of $1.8 million and the impact of $10.1 million in additional income tax expense for the quarter. Even in a challenging macroeconomic environment, both Carl’s Jr. and Hardee’s recorded same-store sales increases of 5.6 percent, driven by our premium quality product strategy, successful new product introductions and our efforts to expand Hardee’s appeal via the selective development of other menu categories.”

“As our first quarter results show, we are well positioned to pursue the Company’s growth opportunities as well as the items detailed in our capital plan which we presented during our fiscal 2006 year-end earnings call. We also remain on schedule to return more than $17 million to stockholders during fiscal 2007 through quarterly cash dividends and common stock repurchases.”

Carl’s Jr.

“Same-store sales at company-operated Carl’s Jr. restaurants increased 5.6 percent during the first quarter. On a two-year cumulative basis, Carl’s Jr. same-store sales were up approximately eight percent for the first quarter. Revenues at company-operated Carl’s Jr. restaurants increased $10.1 million, or 5.7 percent, over the prior year quarter,” continued Puzder. “During the quarter, Carl’s Jr. promoted the unique Jalapeño Burger™ and “bigger, better” Bacon Swiss Crispy Chicken Sandwich™, and continued its efforts to expand its breakfast day-part with the promotion of the Steak ‘N’ Egg Burrito™. Average unit volume at Carl’s Jr. increased to $1,365,000 – a $24,000 increase since the end of fiscal 2006 and an all-time high.”

“Carl’s Jr. reduced its cost of restaurant operations at its company-operated stores by 300 basis points over the prior-year quarter, to 75.1 percent of revenue. The improvement was due primarily to better fixed cost leverage as a result of our same-store sales increase, reduced workers’ compensation claims expense and lower direct labor costs. Carl’s Jr. generated $27.7 million of operating income during the first quarter, an increase of $6.4 million or 30.1 percent over the prior year quarter.”

Hardee’s

“Same-store sales at company-operated Hardee’s restaurants increased 5.6 percent during the first quarter, lapping essentially flat results in the prior year quarter,” added Puzder. “Revenue from company-operated Hardee’s restaurants increased $10.2 million, or 5.7 percent, over the prior year quarter. Hardee’s returned to its core Thickburger® lineup with the introduction of the Philly Cheesesteak Thickburger™ during the final period of the quarter after featuring a line of complementary products at the start of the quarter, including the Big Chicken Fillet™, Red Burrito Taco Salad™, and an improved value offering, a 1/4-lb. Double Cheeseburger. Hardee’s also introduced the Steak ‘N’ Egg Burrito™ during the period. Hardee’s average unit volume increased to $892,000, an $18,000 increase from the end of fiscal 2006 and a ten-year high.”

“Hardee’s cost of restaurant operations at its company-operated stores improved 380 basis points over the prior year quarter, to 82.0 percent of revenue. The improvement was due primarily to better fixed cost leverage as a result of our same-store sales increase. Hardee’s also benefited from a 110 basis point reduction in labor costs as well as a nearly 70 basis point reduction in food and packaging costs. For the first quarter, Hardee’s generated operating income of $7.8 million, which is an improvement of $3.6 million, or 87.0 percent, over the prior year operating income of $4.2 million.”

“We will continue to focus on the fundamentals within our restaurants, including our premium product strategy and ‘Six Dollar Service’, effective advertising and cost control. We will also selectively build-out existing core markets to enhance our marketing presence. Further, in keeping with our capital plan laid out in April, we are increasing our dual-branding efforts at both of our core brands and are scheduled to begin remodeling our Company-operated store base later this summer. We are very pleased with our results for the first quarter and look forward to continuing to provide value to our stockholders,” Puzder concluded.

As of the end of its fiscal 2007 first quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,141 franchised, licensed or company-operated restaurants in 43 states and in 13 countries, including 1,062 Carl’s Jr. restaurants, 1,963 Hardee’s restaurants and 100 La Salsa Fresh Mexican Grill® restaurants.

Conference Call

The Company will host a conference call and webcast on June 27, 2006, at 9:00 a.m. (EDT) / 6:00 a.m. (PDT) to review these results, discuss the Company’s progress and provide more information on the Company’s growth plans. The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors.”

SEC Filings

The Company’s filings with the SEC are available to investors at www.ckr.com under “Investors/SEC Filings.”

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure used by our lenders as an indicator of earnings available to service debt, fund capital expenditures and for other corporate uses. Adjusted EBITDA is not intended to be a substitute for net income determined in accordance with GAAP.

Safe Harbor Disclosure

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Sixteen Weeks Ended
	May 22, 2006	May 23, 2005

Revenue:
Company-operated restaurants	$391,044	$371,488
Franchised and licensed restaurants and other	97,513	94,421

Total revenue	488,557	465,909

Operating costs and expenses:

Restaurant operating costs:
Food and packaging	111,869	108,015
Payroll and other employee benefits	114,144	113,210
Occupancy and other	83,163	85,181

Total restaurant operating costs	309,176	306,406
Franchised and licensed restaurants and other	74,776	72,833
Advertising	22,821	22,991
General and administrative	45,588	39,971
Facility action charges, net	2,562	560

Total operating costs and expenses	454,923	442,761

Operating income	33,634	23,148
Interest expense	(7,049)	(7,373)
Other income, net	371	863

Income before income taxes	26,956	16,638
Income tax expense	10,788	639

Net income	$16,168	$15,999

Basic income per common share	$0.27	$0.27

Diluted income per common share (1)	$0.23	$0.24

Dividends per common share	$0.04	$0.04

Weighted-average common shares outstanding:
Basic	59,664	58,696
Dilutive effect of stock options, warrants, convertible notes and restricted stock	13,494	14,997

Diluted	73,158	73,693

(1) The interest expense adjustment, net of tax, which is added to the Company’s net income for the diluted per share calculation, due to the dilutive effect of its 4.0% convertible subordinated notes, was $917 for the sixteen weeks ended May 22 , 2006, and $1,500 for the sixteen weeks ended May 23, 2005.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED PRESENTATION OF NON-GAAP MEASUREMENTS
(In thousands)

		Trailing Four
	Sixteen Weeks	Fiscal Quarters
	Ended May 22, 2006	Ended May 22, 2006
Net income	$16,168	$194,751
Interest expense	7,049	22,692
Income tax expense	10,788	(127,182)
Depreciation and amortization	18,653	62,203
Facility action charges, net.	2,562	10,027

Adjusted EBITDA	$55,220	$162,491